Exhibit 5

425 Park Avenue New York, New York 10022-3598 212.836.8000 Fax 212.836.8689 www.kayescholer.com

December 29, 2011

Citigroup Commercial Mortgage Securities Inc.
390 Greenwich Street
New York, New York 10013

Citigroup Commercial Mortgage Securities Inc.
Commercial Mortgage Pass-Through Certificates, Series 2011-C1

Ladies and Gentlemen:

We have acted as special counsel to Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) in connection with the transactions contemplated by the following agreements (collectively, the “Agreements”):  (i) that certain Pooling and Servicing Agreement dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), between the Depositor, Wells Fargo Bank, National Association as master servicer, Midland Loan Services, a division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian, pursuant to which the UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1, Class A-1, Class A-2, Class A-3 and Class A-AB (the “Certificates”) are being issued on the date hereof; and (ii) that certain Underwriting Agreement dated as of December 9, 2011 (the “Underwriting Agreement”), between the Depositor, UBS Securities LLC (“UBSS”), Citigroup Global Markets Inc. (“CGMI”), Natixis Securities Americas LLC (“Natixis”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill”), Barclays Capital Inc. (“Barclays”) and Morgan Stanley & Co. LLC (“Morgan” and, together with UBSS, CGMI, Natixis, Merrill and Barclays, the “Underwriters”) and USBRES, pursuant to which the Underwriters have agreed to purchase, subject to the satisfaction of the conditions set forth therein, the Certificates.  Capitalized terms used but not defined in this letter have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

The Certificates have been offered pursuant to the Depositor’s prospectus dated December 9, 2011 (the “Base Prospectus”), as supplemented by a prospectus supplement, dated December 9, 2011(including the annexes and exhibits attached thereto, but excluding any DVD, CD-ROM, computer diskette or any other electronic media that may accompany the printed version thereof, the “Prospectus Supplement” and, collectively with the Base Prospectus, the “Prospectus”).

In rendering the opinions set forth below, we have examined and relied upon originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Agreements and such certificates, entity and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below.  Furthermore, except for the matters that are specifically addressed in any opinion expressed below, we have assumed, to the extent relevant to the opinions expressed below, (i) the authenticity of all documents submitted to us as originals or as copies or specimens thereof, the conformity to the originals of all documents submitted to us as copies or specimens, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the enforceability (as limited by bankruptcy and other insolvency laws) and, with respect thereto and to any other matter herein to which relevant, any necessary entity power and authority, authorization, execution, authentication, payment and delivery of, under and with respect to all documents to which this opinion letter relates, (iv) that the execution, delivery and performance of the documents to which this opinion relates do not contravene the organizational documents of any party, (v) the necessary ownership of and/or other rights and interests in assets, and the necessary adequacy and fairness of any consideration for such assets, (vi) the accuracy of the representations and warranties as to factual matters, and compliance by the parties thereto with the covenants, contained in any document referred to herein or otherwise reviewed by us in connection with rendering this opinion letter, (vii) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates and (viii) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below.  Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Depositor and others in connection with the preparation and delivery of this letter.

In addition, we assume, for purposes of this opinion, the conformity of the text of the Base Prospectus and the Prospectus Supplement filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed copies of such documents reviewed by us.

In rendering this opinion letter, we do not express any opinion concerning any law other than the laws of the State of New York and the federal laws of the United States of America.  In addition, we do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below.

Based upon and subject to the foregoing, it is our opinion that when executed, authenticated or countersigned (as applicable) and delivered in accordance with the Pooling and Servicing Agreement, and paid for in accordance with the Underwriting Agreement, the Certificates will be validly issued and outstanding, fully paid and non-assessable and entitled to the benefits of the Pooling and Servicing Agreement.

This opinion letter is rendered for the sole benefit of the addressee hereof with respect to the matters specifically addressed herein, and no other person or entity is entitled to rely hereon.    We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform the addressee hereof or other person or entity, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Depositor’s Registration Statement on Form S-3 (File No. 333-166711) (the “Registration Statement”), and to the use of our name in the Base Prospectus and Prospectus Supplement under the heading "Legal Matters", without admitting that we are "persons" within the meaning of Section 7(a) or 11(a)(4) of the 1933 Act, or "experts" within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

Very truly yours,

/s/ Kaye Scholer LLP